Exhibit 3.4

FORM OF CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF METALS USA, INC.

This Charter identifies the purpose, composition, meeting requirements, committee responsibilities, annual evaluation procedures and investigations and studies of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Metals USA, Inc., a Delaware corporation (the “Company”).

I.                                         PURPOSE

The Committee has been established to: (a) assist the Board in its oversight responsibilities regarding (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent accountant’s qualifications and independence and (4) the performance of the Company’s internal audit function; (b) prepare the report required by the United States Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement; (c) retain and terminate the Company’s independent accountant; (d) approve audit and non-audit services to be performed by the independent accountant; and (e) perform such other functions as the Board may from time to time assign to the Committee.  In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board, the independent accountant, the internal auditors and management of the Company.

II.                                     COMPOSITION

The Committee shall be composed of at least three, but not more than five, members (including a Chairperson), all of whom shall be “independent directors,” as such term is defined in the rules and regulations of the SEC and the Nasdaq.  The members of the Committee and the Chairperson shall be selected annually by the Board and serve at the pleasure of the Board.  A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board.  The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee.  No person may be made a member of the Committee if his or her service on the Committee would violate any restriction on service imposed by any rule or regulation of the SEC or any securities exchange or market on which shares of the common stock of the Company are traded.  Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.  At least one (1) member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. No person that shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years may be a member of the Committee. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.  The Chairperson shall maintain regular communication with the chief executive officer, chief financial officer, the lead partner of the independent accountant and the manager of the internal audit.  Except for Board and Committee fees, a member of the Committee shall not be permitted to accept any fees paid directly or indirectly for services as a consultant, legal advisor or financial advisor or any other fees prohibited by the rules of the SEC and the Nasdaq.  In addition, no member of the Committee may be an affiliated person(1) of the Company or any of its subsidiaries.  Members of the Committee may receive their Board and Committee fees in cash, Company stock or options or other in-kind consideration as determined by the Board or the Compensation Committee, as applicable, in addition to all other benefits that other directors of the Company receive.  No director may serve on the Committee, without the approval of the Board, if such director simultaneously serves on the audit committee of more than three public companies.

III.                                 MEETING REQUIREMENTS

The Committee shall meet as necessary, but at least four times each year, to enable it to fulfill its responsibilities.  The Committee shall meet at the call of its Chairperson, preferably in conjunction with regular Board meetings.  The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws.  A majority of the members of the Committee shall constitute a quorum.  The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present.  Without a meeting, the Committee may act by unanimous written consent of all members.  The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore, in the absence of the Chairperson, and designation of a secretary.  The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes.  The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company.  Any member of the Board shall be provided with copies of such Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel, the independent accountant or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request.

The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.

As part of its responsibility to foster free and open communication, the Committee should meet periodically with management, the internal auditors and the independent accountant in

(1)   The term “affiliated person” is not defined by the Sarbanes-Oxley Act or in the rules of the NYSE or Nasdaq.  As some guidance, Rule 12b-2 under the Securities Exchange Act of 1934 defines an “affiliate” of, or a person “affiliated” with, a specified person as a person that “directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.”

separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately.  In addition, the Committee should meet with the independent accountant and management quarterly to review the Company’s financial statements prior to their public release consistent with the provisions set forth below in Section IV.  The Committee may also meet from time to time with the Company’s investment bankers, investor relations professionals and financial analysts who follow the Company.

IV.                                COMMITTEE RESPONSIBILITIES

In carrying out its responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so as to ensure the Company remains in compliance with applicable legal and regulatory requirements.  In addition to such other duties as the Board may from time to time assign, the Committee shall have the following responsibilities:

A.           Oversight of the Financial Reporting Processes

1.                                       In consultation with the independent accountant and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

2.                                       Review and approve all related-party transactions.

3.                                       Consider the independent accountant’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.  Consider alternative accounting principles and estimates.

4.                                       Annually review major issues regarding the Company’s auditing and accounting principles and practices and its presentation of financial statements, including any significant changes in the Company’s selection or application of accounting principles and the adequacy of internal controls and special audit steps adopted in light of material internal control deficiencies.

5.                                       Discuss with management and legal counsel the status of pending litigation, taxation matters, compliance policies and other areas of oversight applicable to the legal and compliance area as may be appropriate.

6.                                       Meet at least annually with the chief financial officer, the internal auditors and the independent accountant in separate executive sessions.

7.                                       Review all analyst reports and press articles about the Company’s accounting and disclosure practices and principles.

8.                                       Review all analyses prepared by management and the independent accountant of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any analysis of the effect of alternative generally accepted accounting principle (“GAAP”) methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.(2)

9.                                       Review with management and the independent accountant the effect of regulatory and accounting initiatives on the Company’s financial statements.

10.                                 Review with management and the independent accountant (a) all off-balance sheet transactions, obligations (including contingent obligations) and other relationships with unconsolidated entities or other persons that may have a current or future effect on the Company’s financial condition, results of operation, liquidity, capital expenditures or significant components of revenues or expenses; and (b) the Company’s use of pro forma financial information, including any information required to reconcile such information with financial information prepared in accordance with GAAP.

B.             Review of Documents and Reports

1.                                       Review and discuss with management and the independent accountant the Company’s annual audited financial statements and quarterly financial statements (including disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation”) and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent accountant, considering, as appropriate, whether the information contained in these documents is consistent with the information contained in the financial statements and whether the independent accountant and legal counsel are satisfied with the disclosure and content of such documents.  These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of audit adjustments (whether or not recorded) and any such other inquires as may be appropriate.  Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited consolidated financial statements in the Company’s annual report on Form 10-K.

2.                                       Review and discuss with management and the independent accountant earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.  The Committee need not discuss in advance each earnings release but should generally discuss the types of information to be disclosed and the type of presentation to be made in any earnings release or guidance.

(2)           SAS No. 50 provides performance and reporting standards for written reports from accountants with respect to the application of accounting principles to new transactions and financial products or regarding specific financial reporting issues.

3.                                       Review the regular internal reports to management prepared by the internal auditors and management’s response thereto.

4.                                       Review reports from management, the internal auditors and the independent accountant on the Company’s subsidiaries and affiliates, compliance with the Company’s code(s) of conduct, applicable law and insider and related party transactions.

5.                                       Review with management and the independent accountant any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

6.                                       Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

7.                                       Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

8.                                       Review any restatements of financial statements that have occurred or were recommended.  Review the restatements made by other clients of the independent accountant.

C.             Independent Accountant Matters

1.                                       The Committee shall have sole responsibility for the appointment, retention, oversight, termination and replacement of the Company’s independent accountant and for the approval of the engagement fees and other compensation to be paid to the independent accountant. No audit services or non-audit services shall be provided to the Company by the Company’s independent accountant unless first pre-approved by the Committee and unless permitted by applicable securities laws and the rules and regulations of the SEC.

2.                                       On an annual basis, the Committee shall evaluate the independent accountant’s qualifications, performance and independence.  To assist in this undertaking, the Committee shall require the independent accountant to submit a report (which report shall be reviewed by the Committee) describing (a) the independent accountant’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the accounting firm or by any inquiry or investigations by governmental or professional authorities (within the preceding five years) respecting one or more independent audits carried out by the independent accountant, and any steps taken to deal with any such issues and (c) all relationships the independent accountant has with the Company and relevant third parties to determine the independent accountant’s independence.  In making its determination, the Committee shall consider not only auditing and other traditional accounting functions performed by the independent accountant, but also consulting, legal, information technology services and other professional services rendered by the independent accountant and its affiliates.  The Committee shall also consider whether the provision of any of these non-audit services is compatible with the independence standards under the guidelines of the SEC and of the Independence Standards Board and shall approve in advance any non-audit services to be provided by the independent accountant.

3.                                       Review on an annual basis the experience and qualifications of the senior members of the audit team.  Discuss the knowledge and experience of the independent accountant and the senior members of the audit team with respect to the Company’s industry.  The Committee shall ensure the regular rotation of the lead audit partner and audit review partner as required by law and consider whether there should be a periodic rotation of the Company’s independent accountant.

4.                                       Review the performance of the independent accountant and terminate the independent accountant when circumstances warrant.

5.                                       Establish and periodically review hiring policies for employees or former employees of the independent accountant.

6.                                       Review with the independent accountant any problems or difficulties the auditor may have encountered and any “management” or “internal control” letter provided by the independent accountant and the Company’s response to that letter.  Such review should include:

(a)  any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any disagreements with management;

(b)  any accounting adjustments that were proposed by the independent accountant that were not agreed to by the Company;

(c) communications between the independent accountant and its national office regarding any issues on which it was consulted by the audit team and matters of audit quality and consistency;

(d)  any changes required in the planned scope of the internal audit; and

(e)  the responsibilities, budget and staffing of the Company’s internal audit function.

7.                                       Communicate with the independent accountant regarding (a) alternative treatments of financial information within the parameters of GAAP, (b) critical accounting policies and practices to be used in preparing the audit report and (c) such other matters as the SEC and the Nasdaq may direct by rule or regulation.

8.                                       Periodically consult with the independent accountant out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

9.                                       Oversee the independent accountant relationship by discussing with the independent accountant the nature and rigor of the audit process, receiving and reviewing audit reports and ensuring that the independent accountant has full access to the Committee (and the Board) to report on any and all appropriate matters.

10.                                 Discuss with the independent accountant prior to the audit the general planning and staffing of the audit.

11.                                 Obtain a representation from the independent accountant that Section 10A of the Securities Exchange Act of 1934 has been followed.

12.                                 The Company’s independent accountant shall report directly to the Committee and shall be ultimately accountable to the Committee.

13.                                 Periodically inquire of management and the independent accountant as to any disagreements that may have occurred between them relating to the Company’s financial statements or disclosures.  The Committee shall have sole responsibility for the resolution of any disagreements between management and the independent accountant regarding financial reporting.

D.            Internal Audit Control Matters

1.                                       Discuss with management policies with respect to risk assessment and risk management.  Although it is management’s duty to assess and manage the Company’s exposure to risk, the Committee should discuss guidelines and policies to govern the process by which risk assessment and management is handled and review the steps management has taken to monitor and control the Company’s risk exposure.

2.                                       Establish regular and separate systems of reporting to the Committee by each of management, the independent accountant and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

3.                                       Following completion of the annual audit, review separately with each of management, the independent accountant and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

4.                                       Review with the independent accountant, the internal auditors and management the extent to which changes or improvements in financial or accounting practices have been implemented.  This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

5.                                       Advise the Board about the Company’s policies and procedures for compliance with applicable laws and regulations and the Company’s code(s) of conduct.

6.                                       Establish procedures for (a) the receipt, retention, investigation and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

7.                                       Periodically discuss with the chief executive officer and chief financial officer (a) significant deficiencies in the design or operation of the internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

8.                                       Ensure that no officer, director or any person acting under their direction fraudulently influences, coerces, manipulates or misleads the independent accountant for purposes of rendering the Company’s financial statements materially misleading.

9.                                       Obtain annually from the Company’s independent accountant a written report in which the independent accountant attests to and reports on the assessment of the Company’s internal controls made by the Company’s management.

E.              Evaluation of Internal Auditors

1.                                       Review activities, organizational structure and qualifications of the internal auditors.

2.                                       Review and concur in the appointment, replacement, reassignment or dismissal of the manager of internal auditing.

3.                                       Consider and review with management and the manager of internal auditing:

(a)  significant findings during the year and management’s responses thereto;

(b)  any difficulties encountered in the course of internal audits, including any restrictions on the scope of the internal auditors’ work or access to required information;

(c)  any changes required in the planned scope of the internal auditors’ audit plan;

(d)  the internal auditors’ budget and staffing; and

(e)  The internal auditors’ compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management and the independent accountant.

V.                                    ANNUAL EVALUATION PROCEDURES

The Committee shall annually assess its performance to confirm that it is meeting its responsibilities under this Charter.  In this review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of this Charter, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) frequency and length of meetings and (e) the quality of written materials and presentations.  The Committee may recommend to the Board such changes to this Charter as the Committee deems appropriate.

VI.                                INVESTIGATIONS AND STUDIES

The Committee shall have the authority and sufficient funding to retain special legal, accounting or other consultants (without seeking Board approval) to advise the Committee.  The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities as described herein, and may retain, at the expense of the Company, independent counsel or other consultants necessary to assist the Committee in any such investigations or studies.  The Committee shall have sole authority to negotiate and approve the fees and retention terms of such independent counsel or other consultants.

VII.                            MISCELLANEOUS

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee.  The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its  responsibilities.  This Charter, and any amendments thereto, shall be displayed on the Company’s web site and a printed copy of such shall be made available to any shareholder of the Company who requests it.

Adopted by the Audit Committee on November 12, 2002

and approved by the Board of Directors on November 26, 2002.